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FORM 4


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

     (Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Deck,                               Raymond               H.
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   (Last)                           (First)             (Middle)

47 West Hill Drive
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                                    (Street)

West Hartford                        CT                  06119
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

ACCEL International Corporation (ACLEE)

________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


May-01
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title)                 [_]  Other (Specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                           6.
                                                               4.                           5.             Owner-
                                                               Securities Acquired (A) or   Amount of      ship
                                                  3.           Disposed of (D)              Securities     Form:     7.
                                                  Transaction  (Instr. 3, 4 and 5)          Beneficially   Direct    Nature of
                                    2.            Code         ---------------------------- Owned at End   (D) or    Indirect
1.                                  Transaction   (Instr. 8)                   (A)          of Month       Indirect  Beneficial
Title of Security                   Date          ------------     Amount      or     Price (Instr. 3      (I)       Ownership
(Instr. 3)                          (Month/Day/Year)      Code     V                  (D)   and 4)         (Instr.4) (Instr. 4)
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Common Stock, Par Value $0.10        05/11/2001     S              225,000      D      0.07  18,287          D
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**Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                  (Over)

*    If the form is filed by more than one  reporting  person,  see  Instruction
     4(b)(v).

                                                                 SEC 1474 (7-96)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                                                         ative     Deriv-   11.
                    sion                       Number of                       7.                         Secur-    ative    Nature
                    or                         Derivative    6.                Title and Amount  8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              of Underlying     Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   Securities        of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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====================================================================================================================================


                                                        /s/   RAYMOND H. DECK
                                                         -----------------------
                                                              Raymond H. Deck


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2

                                                                 SEC 1474 (7-96)